Exhibit 99.1

For Immediate Release

Investor inquiries:

Karen Greene

Internet Capital Group

610.727.6900

ir@internetcapital.com

ICG ANNOUNCES EXECUTION OF MERGER AGREEMENT BETWEEN CREDITEX AND INTERCONTINENTALEXCHANGE

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Wayne, PA - June 3, 2008 - Internet Capital Group, Inc. (Nasdaq: ICGE) today announced that its partner company, Creditex Group Inc., has entered into a definitive merger agreement under which it will be acquired by IntercontinentalExchange, Inc. (NYSE: ICE), a leading operator of global derivatives exchanges and over-the-counter (OTC) markets. The closing of the transaction is subject to a number of conditions and is expected to occur during the late third quarter of 2008.

The total purchase price to be paid to Creditex stockholders in the merger is $625 million, plus a working capital adjustment to be finalized at closing. ICG will receive its portion of the purchase price, which is expected to be approximately $85 million, in shares of ICE common stock. The value of the merger consideration received by ICG may fluctuate based on the price of ICE's stock. The historical carrying value of ICG's ownership stake in Creditex, which it acquired in November 2006, is approximately $25 million. ICG does not expect any income tax expense associated with this transaction.

"This merger is a testament to the strength of Creditex's brand and dedicated team, and it provides significant value to ICG and its stockholders," said Doug Alexander, Managing Director at Internet Capital Group. "We are proud of our success with Creditex. We see this event as a prime demonstration of ICG's ability to acquire good companies, build them into market leaders and capture the value ultimately created."

Creditex is a credit market leader and innovator in the execution and processing of credit default swaps (CDS) with markets spanning the US, Europe and Asia. Creditex is prominent in the most liquid segments of the CDS market, including CDS indexes, single-names and standardized tranches.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) acquires and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies, which are delivering on-demand software and service applications to customers worldwide.

About IntercontinentalExchange

IntercontinentalExchange® (NYSE: ICE) is a leading operator of global exchanges and over-the-counter (OTC) markets. ICE offers futures and OTC markets on a single trading platform, including markets for crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities and financial products such as canola, cocoa, coffee, cotton, ethanol, orange juice, wood pulp, sugar, foreign currency and equity index futures and options. ICE® conducts its energy futures markets, including the leading oil benchmark contracts, through its London-based exchange, ICE Futures EuropeTM. ICE conducts its global agricultural commodity, foreign exchange and equity index futures markets through its U.S. and Canadian exchanges, ICE Futures U.S.TM and ICE Futures CanadaTM, and offers clearing services through ICE Clear U.S.TM and ICE Clear CanadaTM. ICE's state-of-the-art electronic trading platform serves market participants in more than 55 countries. ICE is included in the Russell 1000® Index and the S&P 500 Index. Headquartered in Atlanta, ICE has offices in Calgary, Chicago, Houston, London, New York, Singapore and Winnipeg. For more information, please visit www.theice.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers and development of the e-commerce and information technology markets, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.